Exhibit B

File No. 70-8933

Appendix A to Nonutility Service Agreement

DESCRIPTION OF SERVICES
AND DETERMINATION OF CHARGES FOR SERVICES

I. The Service Company will maintain an accounting system for accumulating all costs on an activity, project, program, work order or other appropriate basis. To the extent practicable, time records of hours worked by Service Company employees will be kept by activity, project, program or work order. Charges for salaries will be determined from such time records and will be computed on the basis of employees' effective hourly rates, including the cost of fringe benefits and payroll taxes. Records of employee-related expenses and other indirect costs will be maintained for each functional group (a "Function") within the Service Company. Where identifiable to a particular activity, project, program or work order, such indirect costs will be directly assigned to such activity, project, program or work order. Where not identifiable to a particular activity, project, program or work order, such indirect costs within a Function will be allocated in relationship to the directly assigned costs of the Function. For purposes of this Appendix A, any costs not directly assigned by the Service Company will be allocated monthly.

II. Service Company costs accumulated for each activity, project, program or work order will be directly assigned, distributed or allocated to the Client Companies or other Functions within the Service Company as follows:

    1. Costs accumulated in an activity, project, program or work order for services specifically performed for a single Client Company or Function will be directly assigned and charged to such Client Company or Function.

    2. Costs accumulated in an activity, project, program or work order for services specifically performed for two or more Client Companies or Functions will be distributed among and charged to such Client Companies or Functions. The appropriate method of distribution will be determined by the Service Company on a case-by-case basis consistent with the nature of the work performed. The distribution method will be provided to each such affected Client Company or Function.

    3. Costs accumulated in an activity, project, program or work order for services of a general nature which are applicable to all Client Companies or Functions or to a class or classes of Client Companies or Functions will be allocated among and charged to such Client Companies or Functions by application of one or more of the allocation ratios enumerated in Section III.

III. Costs accumulated in an activity, project, program or work order for services of a general nature which are applicable to all Client Companies or Functions or to a class or classes of Client Companies or Functions will be allocated among and charged to such Client Companies or Functions by application of one or more of the following allocation ratios:

    1. Revenues: A ratio based on total revenues for the immediately preceding 12 calendar months, the numerator of which is for a Client Company or Service Company Function and the denominator of which is for all Client Companies and/or the Service Company. This ratio will be determined annually or at such time as may be required due to a significant change.

    2. Employees. A ratio based on the total number of employees at the end of each month for the immediately preceding 12 calendar months, the numerator of which is for a Client Company or Service Company Function and the denominator of which is for all Client Companies and/or the Service Company. This ratio will be determined annually or at such time as may be required due to a significant change.

    3. Construction Expenditures. A ratio based on total construction expenditures for the immediately preceding 12 calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies. This ratio will be determined annually or at such time as may be required due to a significant change.

    4. CPU Seconds. A ratio based on the total number of central processing unit seconds expended to execute mainframe computer software applications for the immediately preceding 12 calendar months, the numerator of which is for a Client Company or Service Company Function and the denominator of which is for all Client Companies and/or the Service Company. This ratio will be determined annually or at such time as may be required due to a significant change.

IV. A general description of each Function's activities is set forth below.

    1.   INFORMATION SYSTEMS

    Provides communications and electronic data processing services. Examples of activities include development and support of mainframe computer software applications; procurement and support of personal computers and related network and software applications; operation of data center; and installation and operation of communications systems.

    2.   METERS AND TRANSPORTATION

Procures and maintains meters, vehicles and similar equipment for Client Companies. Assists Client Companies in rendering purchasing, construction, installation, inspection, maintenance, repair and related services in respect of customer-owned meters, vehicle fleets and similar equipment.

    3.   HUMAN RESOURCES

    Establishes and administers policies and supervises compliance with legal requirements in areas of employment, compensation, benefits and employee health and safety. Processes payroll and employee benefit payments. Supervises contract negotiations and relations with labor unions.

    4.   FACILITIES

    Operates and maintains office and service buildings. Provides security and housekeeping services for such buildings and procures office furniture and equipment.

    5.   ACCOUNTING

    Maintains books and records of Cinergy Corp. and its affiliates, prepares financial and statistical reports, processes payments to vendors, prepares tax filings and supervises compliance with tax and other similar laws and regulations.

    6.   PUBLIC AFFAIRS

    Prepares and disseminates information to employees, customers, government officials, communities and media. Provides graphics, reproduction lithography, photography and video services.

    7.   LEGAL

    Renders services relating to labor and employment law, litigation, contracts, rates and regulatory affairs, environmental matters, financing, financial reporting, real estate and other legal matters.

    8.   FINANCE

    Renders services to Client Companies with respect to investments, financing, cash management, risk management, claims, fire prevention, etc. Prepares reports to SEC, budgets, financial forecasts, economic analyses and other similar finance-related documents. Assists Client Companies in rendering financial-related services to customers, such as development and implementation of "shared savings" arrangements, and in providing financing options to customers (loans, leases, etc.) principally in connection with sales of Client Company goods and services.

    9.   INTERNAL AUDIT

    Reviews internal controls and procedures to ensure that assets are safeguarded and that transactions are properly authorized and recorded.

    10.  INVESTOR RELATIONS

    Provides communications to investors and financial community, performs transfer agent and shareholder record-keeping functions, administers stock plans and performs stock-related regulatory reporting.

    11.  STRATEGIC PLANNING

    Assists in development of business plans; monitoring of trends; gathering and evaluation of information with respect to competitors and customers; evaluation of business opportunities; related strategic matters.

    12.  EXECUTIVE

    Provides general administrative and executive management services.

    13.  ENERGY-RELATED FACILITY MAINTENANCE

    Assists Client Companies in rendering maintenance and related consulting services in respect of customer-owned utility assets (generation, transmission/transportation and distribution facilities) and other energy-related facilities and equipment, such as cogeneration facilities, fuel systems, chilled/hot water systems, fiber optic/telecommunications facilities, outdoor and street lighting systems, etc. To the extent Client Companies themselves own any such facilities and equipment, such maintenance services may also be provided to any such Client Company.

    14.  ENGINEERING AND CONSTRUCTION

    Assists Client Companies in rendering engineering and construction and related consulting services in respect of customer-owned utility assets (generation, transmission/transportation and distribution facilities) and other energy-related facilities and equipment, such as cogeneration facilities, fuel systems, chilled/hot water systems, fiber optic/telecommunications facilities, outdoor and street lighting systems, etc. To the extent Client Companies themselves own any such facilities and equipment, such engineering and construction services may also be provided to any such Client Company.

    15.  MARKETING AND CUSTOMER RELATIONS

    Assists Client Companies in designing, implementing and promoting products and services to potential customers and in administering business relationships with existing customers. Activities include assisting Client Companies in connection with (1) advertising, (2) making initial contacts with and designing specific proposals for potential customers; (3) administering business relationships with customers including bill processing and payment collection; and (4) operation of telephone call centers with respect to foregoing matters.

    16.  MATERIALS MANAGEMENT

    Provides services in connection with procurement of materials and contract services and management of materials and supply inventories.

    17.  FUELS

    Assists Client Companies in procuring fuel supplies (coal, steam, fuel oil, gas, etc.) for customers and, where applicable, Client Companies themselves.

    18.  ENVIRONMENTAL AFFAIRS

    Assists Client Companies in providing energy-related environmental services (compliance, studies, testing, licensing, monitoring, employee training, etc.) to customers. Where applicable, such services also provided to Client Companies themselves.

    19.  RATES

    Assists Client Companies in connection with customer rate negotiations and risk analysis with respect to utility service.

    20.  RIGHTS OF WAY

    Assists in purchase/sale, surveying and recording of interests in real estate, both for Client Companies themselves and customers thereof.

    21.  ENERGY-RELATED SYSTEM OPERATIONS

    Assists Client Companies in rendering operational and related consulting services in respect of customer-owned utility assets (generation, transmission/transportation and distribution facilities) and other energy-related facilities and equipment, such as cogeneration facilities, fuel systems, chilled/hot water systems, fiber optic/telecommunications facilities, outdoor and street lighting systems, etc. To the extent Client Companies themselves own any such facilities and equipment, such operational services may also be provided to any such Client Company. This function also includes assistance with respect to matters relating to disposal of associated by-products.

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